UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to Section 14a-12

THERAVANCE BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On February 23, 2023, Theravance Biopharma, Inc. hosted a conference call to discuss its financial results for the fourth quarter / full year 2022. The following excerpts from the transcript for the conference call contains statements that may be deemed proxy soliciting materials:

Rick E. Winningham - Theravance Biopharma, Inc. - Chairman & CEO

Good afternoon, and thank you for joining the Theravance Biopharma Fourth Quarter and Full Year 2022 Conference call to discuss our business.

I remind you that this call will contain forward-looking statements that involve risks and uncertainties, including statements about our development pipeline, expected benefits of our products, anticipated timing of clinical trials, regulatory filings and expected financial results. Information concerning factors that could cause results to differ materially from our forward-looking statements is described further in our filings with the SEC.

…

Before I get started, I'd like to make a brief statement regarding the public announcement that Irenic made earlier today. The Board and management are committed to acting in the best interest of the company and all of its shareholders, and we're open to evaluating all ideas to maximize shareholder value, including those from Irenic. We're disappointed that Irenic has chosen to make a public announcement of this nature as we had engaged in substantive, constructive dialogue on multiple occasions to work cooperatively with them.

We even offered to speak with them under a nondisclosure agreement, in order to discuss their ideas and our upcoming plans but our offers were refused. Our Nominating and Governance Committee has a regular Board refreshment process in place to thoroughly evaluate all potential candidates and their skillsets, including relevant industry experience and public board experience. Our committee and other members of our Board and management team met with Andy Dodge to consider him in good faith as a candidate to join our Board, but given his lack of healthcare and relevant public company board experience, we ultimately determined that he was not the most suitable candidate for the Board.

We remain focused on the business and continuing to execute the ongoing transformation. The Theravance Board and management team believe that today's announced strategic actions and the path that's set forward for 2023 will, indeed, continue to drive value creation. We won't take any questions during the Q&A regarding Irenic's public announcement.

Now moving to Slide 4. The Theravance Board and management team has a demonstrated track record of taking action to create near- and long-term shareholder value. As the company has evolved over the past 18 months, we're continuing to take strategic actions that build on our focus, execution and performance. We remain committed to acting in the best interest of the company and all of its shareholders.

Today, in addition to financial results for the fourth quarter and full year ending on December 31, 2022, we announced 3 additional strategic actions to sharpen the company's focus and drive value creation. Those are outlined on Slide 4. First, we've increased our capital return program by $75 million to $325 million in total. The expansion of the open market share buyback program was a strategic decision following consultation of shareholders on both the quantum and the instrument, market analysis and continued assessment of our balance sheet and cash needs going forward.

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Second, we will discontinue investments in research, including the inhaled JAK inhibitor program, to focus exclusively on ampreloxetine and YUPELRI. This means that we've made the difficult yet necessary decision to reduce headcount by 17%, and we plan to complete the reductions by the end of March 2023. We thank the exceptional research team for their valuable work and dedication to the company. We will seek a strategic transaction to continue the progression of their work on the inhaled JAK program.

As our company transforms, our Board regularly evolves as well, and I'm delighted to welcome Susannah Gray to the Board of Directors as our newest Independent Director. The Board was introduced to Susannah while working with a leading independent search firm in connection with our Nominating and Governance Committee's regular evaluation of the Board of Directors and Board refreshment. Her deep expertise in our industry as well as her experience in value creation and strategic transactions will augment the established Board's and management's capabilities.

In addition, our lead Independent Director, Bill Young, will not be standing for reelection to the Board of Directors at the company's 2023 Annual General Meeting for shareholders. I'd personally like to thank Bill for his tireless service to the Board and the company. I'll miss Bill's guidance and mentorship. Following the appointment of Susannah and Bill's departure, the Board will continue to be comprised of 8 highly qualified directors, 7 of whom are independent, all of whom are committed to maximizing value for shareholders.

As we continue to execute on the vision for the company set forth in our restructuring, our Board also considers the company's governance structure and needs, and has determined to put forth a proposal at the May 2, 2023, Annual General Meeting for shareholders to declassify the Board of Directors over time. We'll be providing more details in our proxy statement.

…

Aziz Sawaf - Theravance Biopharma, Inc. – CFO

Thanks, Rick.

Turning to Slide 15, I'll provide an update on our return of capital program. As Rick mentioned earlier, we have increased the program by $75 million from $250 million to $325 million. This completed approximately $155 million to date in the form of share buybacks, including $60 million completed in the open market, which was initiated in mid-December. This $155 million represents approximately 50% of the upsized capital return program, and we have $170 million remaining as of today.

We expect to complete the remainder of the program by end of 2023. To date, we have bought back approximately 15 million shares at a weighted average share price of $10.21.

…

Second, we had $34 million worth of share buybacks. Excluding these 2 cash outflows, we incurred $7 million of cash burn in Q4, a substantial improvement versus prior quarters. In a result of the share repurchases, we ended 2022 with 65 million shares outstanding. Our end of 2022 cash balance of $327 million excludes the remaining $197 million earmarked for a return of capital program in 2023, including the amounts already repurchased in early 2023 and the remaining amount on the program as of today.

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Important Additional Information and Where to Find It

Theravance Biopharma, Inc. (“Theravance” or the “Company”) plans to file proxy materials with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the Company’s 2023 general annual meeting of shareholders (the “2023 General Annual Meeting”). Prior to the 2023 General Annual Meeting, Theravance will file a definitive proxy statement (the “Proxy Statement”) together with a WHITE proxy card. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2023 General Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website https://investor.theravance.com/.

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and other employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the 2023 General Annual Meeting. Additional information regarding the identity of these potential participants, none of whom, other than Rick Winningham, own in excess of one percent (1%) of the Company’s shares, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement and other materials to be filed with the SEC in connection with the 2023 General Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2022 general annual meeting of shareholders (the “2022 Proxy Statement”), filed with the SEC on March 25, 2022. To the extent holdings of the Company’s securities by such potential participants (or the identity of such participants) have changed since the information printed in the 2022 Proxy Statement, such information has been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

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